Term Sheet No. 2477BK

To product supplement BK dated October 5, 2012,

prospectus supplement dated September 28, 2012,

prospectus dated September 28, 2012 and

prospectus addendum dated December 24, 2014

Registration Statement No. 333-184193 Dated July 1, 2015; Rule 433

Deutsche Bank AG

$ Phoenix Autocallable Securities Linked to the Least Performing of the Common Stock of The Goldman Sachs Group, Inc., the Common Stock of Bank of America Corporation and the Common Stock of Morgan Stanley due July 6, 2018

General

•	The securities are linked to the performance of the least performing of the common stock of The Goldman Sachs Group, Inc., the common stock of Bank of America Corporation and the common stock of Morgan Stanley (each, an “Underlying”) and may pay a Contingent Coupon on a quarterly basis at a rate of 9.50% per annum. The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Prices of all Underlyings on the applicable quarterly Observation Date are greater than or equal to their respective Coupon Barriers, which will be equal to 70.00% of their respective Initial Prices. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date.

•	Deutsche Bank will not automatically call the securities for the first nine months after the Trade Date. However, if the Closing Prices of all the Underlyings on any Observation Date after the first nine months (starting from the third Observation Date and ending on the Final Valuation Date) are greater than or equal to their respective Initial Prices, the securities will be automatically called, and investors will receive a cash payment per $1,000 Face Amount of securities on the applicable Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.

•	If the securities are not automatically called and the Final Price of the least performing Underlying, which we refer to as the “Laggard Underlying,” is less than its Initial Price by an amount not greater than the Buffer Amount of 30.00%, investors will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, investors will lose 1.42857% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount. Investors should be willing to lose some or all of their initial investment if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due July 6, 2018

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about July 1, 2015 (the “Trade Date”) and are expected to settle on or about July 7, 2015 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	Underlying	Ticker Symbol	Initial Price†	Coupon Barrier†
	Common stock of The Goldman Sachs Group, Inc.	GS	$	$
	Common stock of Bank of America Corporation	BAC	$	$
	Common stock of Morgan Stanley	MS	$	$
† The actual Initial Prices and Coupon Barriers will be set on the Trade Date.
Contingent Coupon Feature:

•    If the Closing Prices of all the Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•    If the Closing Price of any Underlying on any Observation Date is less than its Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon applicable to each Observation Date will be a fixed amount set forth in the table below, based upon equal quarterly installments at the Coupon Rate of 9.50% per annum. If the securities are automatically called prior to the Final Valuation Date, the Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be owed to you under the securities.

Coupon Barrier:	For each Underlying, 70.00% of the Initial Price of such Underlying, as set forth in the table above.
Observation Dates[1,4]:	Quarterly on the dates set forth in the table below.
Coupon Payment Dates[2,3,4]:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Automatic Call:	The securities will not be automatically called during the first nine months after the Trade Date. However, the securities will be automatically called by the Issuer if the Closing Prices of all the Underlyings on any Observation Date after the first nine months (starting from the third Observation Date and ending on the Final Valuation Date) are greater than or equal to their respective Initial Prices. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to $1,000 plus any Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus addendum, “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-9 of this term sheet.

The Issuer’s estimated value of the securities on the Trade Date is approximately $945.00 to $965.00 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on page TS-3 of this term sheet for additional information.

By acquiring the securities, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures” on page TS-4 of this term sheet for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$	$	$

(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

July 1, 2015

(Key Terms continued from previous page)

Coupon Rate:	The Coupon Rate is 9.50% per annum. The table below sets forth each Observation Date, expected Coupon Payment Date and Contingent Coupon applicable to such Observation Date.
	Observation Date[1,4]	Expected Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount of Securities)
	October 1, 2015*	October 6, 2015*	$23.75
	January 4, 2016*	January 7, 2016*	$23.75
	April 1, 2016	April 6, 2016	$23.75
	July 1, 2016	July 7, 2016	$23.75
	October 3, 2016	October 6, 2016	$23.75
	January 3, 2017	January 6, 2017	$23.75
	April 3, 2017	April 6, 2017	$23.75
	July 3, 2017	July 7, 2017	$23.75
	October 2, 2017	October 5, 2017	$23.75
	January 2, 2018	January 5, 2018	$23.75
	April 2, 2018	April 5, 2018	$23.75
	July 2, 2018 (Final Valuation Date)	July 6, 2018 (Maturity Date)	$23.75
	* The securities will not be automatically called until any Observation Date starting from the third Observation Date of April 1, 2016. The expected Call Settlement Date for the third Observation Date is April 6, 2016.
Call Settlement Dates:	The third business day following the applicable Observation Date. For the final Observation Date, the Call Settlement Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Laggard Underlying on the Final Valuation Date:
	• If the Final Price of the Laggard Underlying is less than its Initial Price by an amount not greater than the Buffer Amount, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.
	• If the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, you will lose 1.42857% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount, and you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date calculated as follows:
	$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]
	If the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, you will lose 1.42857% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.
Buffer Amount:	30.00%
Downside Participation Factor:	1.42857
Laggard Underlying:	The Underlying with the lowest Underlying Return on the Final Valuation Date. If the calculation agent determines that any two or all three of the Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
	Final Price – Initial Price
	Initial Price
	The Underlying Return for each Underlying may be positive, zero or negative.
Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date, as set forth in the table above
Final Price:	For each Underlying, the Closing Price of such Underlying on the Final Valuation Date
Closing Price:	For each Underlying on any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.
Stock Adjustment Factor:	For each Underlying, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.
Trade Date[4]:	July 1, 2015
Settlement Date[4]:	July 7, 2015
Final Valuation Date[1,4]:	July 2, 2018
Maturity Date[2,4]:	July 6, 2018
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152RH89 / US25152RH892

1 The Observation Dates (including the Final Valuation Date) for each Underlying will be separately adjusted in accordance with the provisions set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2 If, due to a market disruption event occurring with respect to an Underlying or otherwise, an Observation Date (including the Final Valuation Date) for the Underlying is postponed, the scheduled Coupon Payment Date or Maturity Date, as applicable, will be the third business day following the last Observation Date or Final Valuation Date, as postponed, to occur for the Underlyings. In addition, the Maturity Date is subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

3 If the Maturity Date is postponed, the Contingent Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.

4 In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates (including the Final Valuation Date), expected Coupon Payment Dates and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

TS-3

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015. SAG may result in the securities being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) any transfer of the securities to another entity, the amendment of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

TS-4

Additional Terms Specific to the Securities

You should read this term sheet together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part, the prospectus dated September 28, 2012 and the prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BK dated October 5, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

Prospectus supplement dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Prospectus addendum dated December 24, 2014:

http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement and prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

TS-5

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be based on the Closing Prices of the Underlyings on each Observation Date. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and examples below may have been rounded for ease of analysis and it has been assumed that no event affecting any of the Underlyings has occurred during the term of the securities that would cause the calculation agent to adjust its Stock Adjustment Factor.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon) upon an Automatic Call on each Observation Date after the first nine months (starting from the third Observation Date and ending on the Final Valuation Date).

Observation Date	Expected Call Settlement Date	Payment upon an Automatic Call (per $1,000 Face Amount of Securities) ($)
April 1, 2016	April 6, 2016	$1,000.00
July 1, 2016	July 7, 2016	$1,000.00
October 3, 2016	October 6, 2016	$1,000.00
January 3, 2017	January 6, 2017	$1,000.00
April 3, 2017	April 6, 2017	$1,000.00
July 3, 2017	July 7, 2017	$1,000.00
October 2, 2017	October 5, 2017	$1,000.00
January 2, 2018	January 5, 2018	$1,000.00
April 2, 2018	April 5, 2018	$1,000.00
July 2, 2018 (Final Valuation Date)	July 6, 2018 (Maturity Date)	$1,000.00

If the securities are called on an Observation Date, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not automatically called. Because the securities are not automatically called on the Final Valuation Date, the Final Price of at least one of the Underlyings will be less than its Initial Price.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the Payment at Maturity. The hypothetical Payments at Maturity set forth below reflect the Buffer Amount of 30.00%, the Downside Participation Factor of 1.42857 and the Coupon Barrier for each Underlying of 70.00% of its respective Initial Price. The actual Initial Price and Coupon Barrier for each Underlying will be determined on the Trade Date.

Underlying Return of the Laggard Underlying (%)	Payment at Maturity (excluding any Contingent Coupon) ($)	Return on the Securities at Maturity (excluding any Contingent Coupon) (%)
100.00%	N/A	N/A
90.00%	N/A	N/A
80.00%	N/A	N/A
70.00%	N/A	N/A
60.00%	N/A	N/A
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
10.00%	N/A	N/A
0.00%	N/A	N/A
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	-40.00%	$857.14
-50.00%	-50.00%	$714.29
-60.00%	-60.00%	$571.43
-70.00%	-70.00%	$428.57
-80.00%	-80.00%	$285.71
-90.00%	-90.00%	$142.86
-100.00%	-100.00%	$0.00

N/A: Not applicable because the securities will be automatically called if the Final Price of the Laggard Underlying is greater than or equal to its Initial Price.

TS-6

Hypothetical Examples of Amounts Payable on the Securities

The following hypothetical examples illustrate how the payments on the securities set forth in the table above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Coupon Rate of 9.50% per annum.

Example 1: The Closing Prices of all the Underlyings are greater than their respective Initial Prices on the first, second and third Observation Dates. Because the securities will not be automatically called for the first nine months after the Trade Date, the securities will not be automatically called on the first or second Observation Date. Because the Closing Prices of all the Underlyings on the third Observation Date are greater than their respective Initial Prices, the securities are automatically called on the third Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of all the Underlyings on the first, second and third Observation Dates are greater than their respective Coupon Barriers (70.00% of their respective Initial Prices), the investor will receive the Contingent Coupon on the first and second Coupon Payment Dates and the Call Settlement Date. As a result, the investor will receive a total of $1,071.25 per $1,000 Face Amount of securities.

Example 2: The Closing Prices of all the Underlyings are less than their respective Initial Prices but greater than their respective Coupon Barriers on the first, second and third Observation Dates and greater than their respective Initial Prices on the fourth Observation Date. Because the Closing Prices of all the Underlyings on the fourth Observation Date are greater than their respective Initial Prices, the securities are automatically called on the fourth Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of all the Underlyings on the first, second, third and fourth Observation Dates are greater than their respective Coupon Barriers (70.00% of their respective Initial Prices), the investor will receive the Contingent Coupon on the first, second and third Coupon Payment Dates and the Call Settlement Date. As a result, the investor will receive a total of $1,095.00 per $1,000 Face Amount of securities.

Example 3: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the final Observation Date and the Closing Prices of all the Underlyings are greater than their respective Initial Prices on the final Observation Date. The Closing Prices of all the Underlyings are greater than or equal to their respective Coupon Barriers on the first, second, third and final Observation Dates. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the final Observation Date, the securities are not automatically called prior to the final Observation Date. Because the Closing Prices of all the Underlyings on the final Observation Date are greater than their respective Initial Prices, the securities are automatically called on the final Observation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of all the Underlyings on the first, second, third and final Observation Dates are greater than or equal to their respective Coupon Barriers (70.00% of their respective Initial Prices), the investor will receive the Contingent Coupon on the first, second and third Coupon Payment Dates and the Maturity Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,095.00 per $1,000 Face Amount of securities.

Example 4: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date) and the Final Price of the Laggard Underlying is less than its Initial Price by an amount not greater than the Buffer Amount of 30.00%. The Closing Prices of all the Underlyings are greater than or equal to their respective Coupon Barriers on the tenth, eleventh and final Observation Dates. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is less than its Initial Price by an amount not greater than the Buffer Amount of 30.00%, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of all the Underlyings on the tenth, eleventh and final Observation Dates are greater than or equal to their respective Coupon Barriers (70.00% of their respective Initial Prices), the investor will receive the Contingent Coupon on the tenth and eleventh Coupon Payment Dates and the Maturity Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,071.25 per $1,000 Face Amount of securities.

Example 5: The Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date) and the Final Price of the Laggard Underlying is less than its Initial Price by 60.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount of 30.00%, the investor will receive on the Maturity Date a cash payment of $571.43 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + [$1,000 x (-60.00% + 30.00%) x 1.42857] = $571.43

Because the Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date), the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $571.43 per $1,000 Face Amount of securities.

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Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 9.50% per annum only if the Closing Prices of all the Underlyings are greater than or equal to their respective Coupon Barriers on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Price of any Underlying will be less than its Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing some or all of your investment if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately three years, the securities will be automatically called before maturity if the Closing Prices of all the Underlyings are greater than or equal to their respective Initial Prices on any Observation Date after the first nine months (starting from the third Observation Date and ending on the Final Valuation Date), and you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount not greater than the Buffer Amount, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, you will lose an amount equal to 1.42857% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount. For example, an Underlying Return of the Laggard Underlying of -40.00% will result in a 14.29% loss of your initial investment. You will lose some or all of your investment if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount.

•	CONTINGENT COUPON PAYMENTS — Unless the securities are previously automatically called, Contingent Coupon payments, if any, will be paid in arrears on the relevant quarterly Coupon Payment Dates, only if the Closing Price of all the Underlyings on the relevant Observation Date are greater than or equal to their respective Coupon Barriers.

•	RETURN LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the least performing of the common stock of The Goldman Sachs Group, Inc., the common stock of Bank of America Corporation and the common stock of Morgan Stanley as described herein. If the securities are not automatically called, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying. For more information on the Underlyings, please see “The Underlyings” in this term sheet.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

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Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any or all of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement and prospectus addendum.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The return on the securities at maturity is linked to the performance of the Laggard Underlying. If the securities are not automatically called, you will lose 1.42857% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. Accordingly, you may lose up to 100.00% of your initial investment if the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICES OF THE UNDERLYINGS — The securities will not pay more than the Face Amount, plus any Contingent Coupons that may be due. You will not participate in any increase in the prices of the Underlyings even if the Final Prices of all the Underlying are greater than or equal to their respective Initial Prices. The maximum payment upon an Automatic Call or Payment at Maturity will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the prices of the Underlyings, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — Deutsche Bank AG will not necessarily make periodic coupon payments on the securities. If the Closing Price of any Underlying on any Observation Date is less than its respective Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date. If the Closing Price of any Underlying is less than its respective Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the entire term of the securities, and you will not receive a positive return on your securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the price(s) of one or all of the Underlyings tends to be lower than their respective Initial Prices by an amount greater than the Buffer Amount.

•	IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will be determined solely by reference to the performance of the Laggard Underlying, without taking into consideration the performance of the other Underlyings.

•	REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as nine months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the securities; converting the securities into ordinary shares or other instruments qualifying as core equity tier 1

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capital; or applying any other resolution measure, including (but not limited to) transferring the securities to another entity, amending the terms and conditions of the securities or cancelling of the securities. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS — The return on your securities may not reflect the return you would have realized if you had directly invested in the Underlyings. For instance, your return on the securities is solely dependent upon the performance of the least performing Underlying, and you will not participate in any potential increase in the prices of the Underlyings, which could be significant.

•	IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices of the Underlyings. Changes in the prices of the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the securities, if any, including the payment of any Contingent Coupon and any payment upon an Automatic Call or at maturity is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined solely by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the securities will negatively affect your payment(s) on the securities and will not be offset or mitigated by a positive performance by the other Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Underlying, the calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuers of the Underlyings or another party makes a partial tender or partial exchange offer for the Underlyings. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may

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be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUERS OF THE UNDERLYINGS AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY THE ISSUERS OF THE UNDERLYINGS — We are not affiliated with the issuers of the Underlyings. However, we or our affiliates may currently or from time to time in the future engage in business with the issuers of the Underlyings. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Underlyings, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlyings or the issuers of the Underlyings. You, as an investor in the securities, should make your own investigation into the Underlyings and the issuers of the Underlyings. The issuers of the Underlyings are not involved in the securities offered hereby in any way and do not have obligation of any sort with respect to your securities. The issuers of the Underlyings do not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor for any Underlying, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities, as well as any amount payable on the securities, may bear little relation to the historical closing prices of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices of the Underlyings have increased since the Trade Date.

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•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Prices of the Underlyings on any Observation Date are less than the Coupon Barrier;

•	the expected volatility of the Underlyings;

•	the time remaining to the maturity of the securities;

•	the dividend rate of the Underlyings;

•	the real and anticipated results of operations of the issuers of the Underlyings;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlyings;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. Introducing competing products into the marketplace in this manner could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE UNDERLYINGS OR THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in

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asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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The Underlyings

All disclosures contained in this term sheet regarding the Underlyings are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or verified, such information about the Underlyings contained in this term sheet. You should make your own investigation into the Underlyings.

Included in the following section is a brief description of the issuers of the Underlyings. We obtained the closing price information set forth below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlyings as an indication of future performance. The Underlyings are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the issuers of the Underlyings under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

We obtained the historical closing prices of the Underlyings below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Underlyings on any of the Observation Dates or the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

The Goldman Sachs Group, Inc.

According to publicly available information, The Goldman Sachs Group, Inc. is a global investment banking, securities and investment management firm. Information filed by The Goldman Sachs Group, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14965, or its CIK Code: 0000886982. The common stock of The Goldman Sachs Group, Inc. is traded on the New York Stock Exchange under the symbol “GS.”

Historical Information

The following graph sets forth the historical performances of the common stock of The Goldman Sachs Group, Inc. based on its daily closing price from June 29, 2010 through June 29, 2015. The closing price of the common stock of The Goldman Sachs Group, Inc. on June 29, 2015 was $207.65. The graph shows a hypothetical closing price that would result in a percentage decline from the closing price of $207.65 on June 29, 2015 that is equal to the Buffer Amount of 30.00%.

Bank of America Corporation

According to publicly available information, Bank of America Corporation is a bank holding company and a financial holding company. Information filed by Bank of America Corporation with the SEC under the Exchange Act can be located

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by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. The common stock of Bank of America Corporation is traded on the New York Stock Exchange under the symbol “BAC.”

Historical Information

The following graph sets forth the historical performances of the common stock of Bank of America Corporation based on its daily closing price from June 29, 2010 through June 29, 2015. The closing price of the common stock of Bank of America Corporation on June 29, 2015 was $16.89. The graph shows a hypothetical closing price that would result in a percentage decline from the closing price of $16.89 on June 29, 2015 that is equal to the Buffer Amount of 30.00%.

Morgan Stanley

According to publicly available information, Morgan Stanley is financial services firm that, through its subsidiaries and affiliates, provides products and services to clients and customers, including corporations, governments, financial institutions and individuals. Information filed by Morgan Stanley with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11758, or its CIK Code: 0000895421. The common stock of Morgan Stanley is traded on the New York Stock Exchange under the symbol “MS.”

Historical Information

The following graph sets forth the historical performances of the common stock of Morgan Stanley based on its daily closing price from June 29, 2010 through June 29, 2015. The closing price of the common stock of Morgan Stanley on June 29, 2015 was $38.31. The graph shows a hypothetical closing price that would result in a percentage decline from the closing price of $38.31 on June 29, 2015 that is equal to the Buffer Amount of 30.00%.

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Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession of up to 0.25% or $2.50 per $1,000 Face Amount of securities in connection with the sale of the securities. DBSI may pay custodial fees of up to 0.25% or $2.50 per $1,000 Face Amount of securities to certain other broker-dealers.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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